Exhibit 10.1

November 4, 2008

Robert J. Keller

[Address]

Dear Bob:

On behalf of ACCO Brands Corporation (“ACCO Brands”), I’m very pleased to advise you that the Board of Directors has approved the following compensation program for your position as Chief Executive Officer effective as of October 22, 2008. Your primary work location will be the company’s headquarters in Lincolnshire, IL.  The details of your compensation program are as follows:

•                  Base Salary:  Your annual base salary will be $720,000, payable bi-weekly, less applicable taxes and withholdings.

•                  Short-term Incentive:  You will participate in the annual ACCO Brands Management Incentive Plan (MIP) with a target award opportunity of 100% of your annual base.   You are eligible for a pro-rata MIP for the 2008 Plan year and any potential awards are based on actual eligible base salary earnings and will range from 0% to 200% of the target award, depending upon actual performance against standards established by, and at the discretion of, the Compensation Committee of the Board of Directors.

•                  Long-Term Incentive:  You will be eligible to participate in the ACCO Brands Long-term Incentive Plan (LTIP).  The plan is an equity-based, 4-year rolling plan, with an incentive grant typically made once each year.  The award opportunity for your level consists of Performance Share Units (PSUs), Restricted Stock Units (RSUs), and Stock Options (SOs). For the 2008 plan year, you will be granted:

PSUs:  23,000 PSUs for the 2007-2009 Performance Period; and 45,000 PSUs for the 2008-2010 Performance Period, payable in accordance with the applicable award agreements

RSUs: 15,000 RSUs cliff-vesting on November 7, 2011 and 23,000 RSUs cliff-vesting on November 7, 2012.

SOs:  105,000 SOs vesting ratably in equal increments over the three-year period from the date of grant, which will be November 7, 2008.

Plan details will be provided at the time of your grant.  The SO exercise price will be the average of the high-low market price of ABD stock as traded on the NYSE on the date of grant.  Any future LTIP grants and any potential awards are subject to final approval by the Compensation Committee, and in your case as CEO, also by the Board of Directors.

•                  Auto Allowance:  You will participate in the Executive Auto Allowance Program.  Your annual allowance under this program will be $15,996, payable bi-weekly less applicable taxes and withholdings.

•                  Employee Benefits:  As an ACCO Brands employee, you will be eligible to participate in our health, welfare, and retirement benefit programs, including term life insurance up to two times base salary.  The materials outlining these programs are enclosed.  In addition, for 2008 you will be eligible to receive three (3) weeks annual vacation benefits, pro rata based upon your start date. Beginning in 2009, you will be eligible for four (4) weeks annual vacation benefits.

•                  Severance Benefits:   You will be eligible to receive any severance benefits, at the Tier 1 benefits-level, that may be provided under the ACCO Brands Corporation Executive Severance Plan, effective December 1, 2007.

This Letter is not intended to constitute a contract of employment.  Employment with ACCO Brands is “at-will” and subject to termination by you or ACCO Brands at any time, with or without cause or prior notice.  Nothing in this Letter or in any of the accompanying materials alters this “at-will” relationship.

Please acknowledge your understanding and acceptance of the above terms by signing and returning one (1) copy of this Letter to me as soon as possible.  Please keep the second copy for your personal records.

Sincerely yours,

/s/ David L. Kaput

David L. Kaput

Senior Vice President & Chief HR Officer

Accepted by:	/s/ Robert J. Keller	Date:	November 4, 2008
Robert J. Keller